CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

                                       OF

                      CTC COSMETICS HOLDINGS COMPANY, INC.

CTC COSMETICS HOLDINGS COMPANY, INC., a corporation organized under the laws of the State of Delaware, the Certificate of Incorporation of which was filed in the Offices of the Secretary of State on October 13, 1987, the charter of which was voided for nonpayment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.       The name of this corporation is: CTC COSMETICS HOLDINGS COMPANY, INC.

2. Its registered office in the State of Delaware is located at 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware 19805, and its registered agent is CORPORATION SERVICE COMPANY.

3. The date when the restoration, renewal, and revival of the charter of this company is to commence is November 25, 1998, same being prior to the date of the expiration of the charter. The renewal and revival of the charter of this corporation is to be perpetual.

4. This corporation was duly organized and carried on the business authorized by its charter until November 26, 1998, at which time it s charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, CTC COSMETICS HOLDINGS COMPANY, INC. has caused this Certificate to be signed by Andrew K Proctor this May____, 2000.



/s/ Andrew K. Proctor
----------------------------------
Andrew K. Proctor, Authorized Officer